Exhibit 3.14

Articles of Incorporation Enacted on July 27, 2021 Revised on June 21, 2022 Revised on August 8, 2022 KMMI INC.

Table of Contents

제 1 장	General rules	1
제1조	[Main name]	1
제2조	[Purpose]	1
제3조	[Installation of the location and branches of the headquarters]	2
제4조	[How to announce it]	2
제 2 장	Stocks	2
제5조	[Total number of shares to be issued by the company]	2
제6조	[1 share amount]	3
제7조	[Total number of shares issued at the time of establishment of the company)	3
제8조	[Electronic registration of shares, etc.]	3
Article 8-1 [Type of stock certificates, etc.]		3
제9조	[Sovereignty is a source of wealth]	3
제10조	[Delayed payment]	3
Article 10-1 [In case of a general public offering capital increase]		4
Article 10-2 [Date of Dividend of New Shares]		4
제11조	[The right to take over the new shares]	5
제12조	[Transfer of the name]	5
제13조	[Registration of Pledge and Indication of Trust Property]	6
제14조	[Reissuance of sovereignty]	6
제15조	[Fee]	6
제16조	[Closure of shareholder's list]	6

- i -

제17조	[Report of Shareholder's Address, etc.]	7
제 3 장	Debenture	7
제18조	[Issuance of convertible bonds]	7
제19조	[Issuance of bonds with underwriting rights]	8
제20조	[Criteria for Issuance of Bonds]	9
제 4 장	General shareholders' meeting	9
제21조	[Calling time and venue]	9
제22조	[Notification of call and written resolution and announcement]	9
제23조	[Speaker]	10
제24조	[Determined]	10
제25조	[A proxy exercise of voting rights]	11
제26조	[Minutes of the general meeting]	11
제 5 장	The board of directors and executives	11
제27조	[The Number of Directors and Auditors]	11
제28조	[Appointment of a director]	11
제29조	[Appointment of an auditor]	12
제30조	[The term of office of the director]	12
제31조	[The auditor's term of office]	12
제32조	[Calling the board of directors]	12
제33조	[Resolution of the board of directors]	12
제34조	[Minutes of the board of directors]	13
제35조	[CEO]	13
제36조	[Execution of duties]	14
제37조	[Duties of the auditor]	14
제38조	[Payment and severance pay]	14

- ii -

*Regulations		14
제 6 장	Calculation	15
제39조	[Business year]	15
제40조	[Preparation of financial statements and business reports]	16
제41조	[Disposition of profits]	16
제42조	[Dividing profits]	16
제43조	[Expiration of the right to claim dividend payment]	17

Supplementary Provisions		17
제44조	[First operating year]	17
제45조	[promoter]	18

Supplementary Provisions		18
Article 1 [Enforcement Date] These Articles of Incorporation were amended by a special resolution of the extraordinary general meeting of shareholders on June 21, 2022, and will be effective from July 23, 2022, when the shareholder submission period expires.		18

Supplementary Provisions		18
Article 1 [Enforcement Date] These Articles of Incorporation were amended by a special resolution of the extraordinary general meeting of shareholders on August 8, 2022 and shall take effect from the same date.		18

- iii -

Articles of Incorporation

제 1 장 General rules

제1조 [Main name]

The company is called KMMI INC.

제2조 [Purpose]

The Company aims to manage the following businesses:

1. primary metal wholesale and brokerage business

1. comprehensive commodity wholesale and brokerage business

1. mineral, refining, and chemical brokerage

1. other commodity brokerage business

1. business and intangible property brokerage business

1. a business brokerage service

1. management consulting business

1. corporate management advisory service

1. the engineering service industry

1. advertising business, advertising agency business, and other advertising businesses

1. Exhibition and event agency business

1. Transportation equipment rental business

1. Freight transport brokerage, agency, and related service businesses

1. the steel trade industry

1. Other transportation-related services

1. steel processing and manufacturing industries

1. lumber and wood processing business

1. Other steelmaking and steelmaking industries (manufacturing of metal powders)

1. Other unclassified metal processed products manufacturing industry (permanent magnet manufacturing)

1. Hygiene and industrial ceramics manufacturing industry [Ferrite (industrial iron component magnetic material) permanent magnet manufacturing]

1. Electronic sensing device manufacturing industry (presumption related to camera modules)

1. Other electronic components manufacturing industry (presumption related to camera modules)

1. All subsidiary projects related to each of the above subparagraphs

제3조 [Installation of the location and branches of the headquarters]

①	The company's headquarters are located in downtown Pohang, North Gyeongsang Province.

②	The Company may, if necessary, have branches, branch offices, offices, and local corporations in addition to Korea and abroad by resolution of the Board of Directors.

제4조 [How to announce it]

The company's public announcement shall be published in the daily Korea Economic Daily published within Seoul Metropolitan Government.

제 2 장 Stocks

제5조 [Total number of shares to be issued by the company]

The total number of shares to be issued by the company shall be 20,000,000 shares.

제6조 [1 share amount]

The amount of one share issued by the company shall be 500 won.

제7조 [Total number of shares issued at the time of establishment of the company)

The Company shall issue 2,000 shares at the time of establishment (however, based on the face value of KRW 5,000 before the split of shares).

제8조 [Electronic registration of shares, etc.]

The company shall electronically register stocks, etc. in the electronic registration account book of the electronic registration agency when issuing stocks, etc. under Article 2, No. 1 of the Electronic Registration of Stocks, Bonds, etc. However, this may not be the case in the case of stocks, etc. in which the company is not obligated to register under the law.

Article 8-1 [Type of stock certificates, etc.]

①	The company's shares are ordinary shares and are all registered.

②	When stocks are issued without electronic registration of stocks, etc., the stock certificates shall be classified into four types: Japanese stock certificates, ten stock certificates, white stock certificates, and 1,000 stock certificates.

제9조 [Sovereignty is a source of wealth]

The company does not adopt a sovereign non-binary system.

제10조 [Delayed payment]

Shareholders who have delayed payment of shares shall pay the fine to the company at the rate of 10 won per day for 100 won of delayed shares from the day after the payment date until the payment is completed , and shall compensate for the damage if any damage occurs.

Article 10-1 [In case of a general public offering capital increase]

①	The company may issue new shares under the general public offering capital increase method by resolution of the board of directors in accordance with the method prescribed in Article 165-6 of the Capital Markets and Financial Investment Business Act to the extent not exceeding 30/100 of the total number of issued shares.

②	The company may issue new shares by resolution of the board of directors for foreign investment under the Foreign Investment Promotion Act due to management needs within the scope not exceeding 30/100 of the total number of issued shares.

③	Where new shares are issued in accordance with the methods of paragraphs (1) through (2), the types and number of shares to be issued, and the issuance price, etc. shall be determined by a resolution of the board of directors. In this case, the issuance price of new shares shall be higher than the price prescribed in Article 165-6 of the Capital Markets and Financial Investment Business Act.

Article 10-2 [Date of Dividend of New Shares]

If the company issues new shares through paid-in capital increase, free capital increase, and stock dividend, the dividend of profits on new shares shall be deemed to have been issued at the end of the business year immediately preceding the business year in which the new shares were issued.

제11조 [The right to take over the new shares]

①	Shareholders of this company have the right to receive allocation of new shares in proportion to the number of shares he owns in issuing new shares.

②	Notwithstanding the provisions of paragraph (1), new shares may be allocated to persons other than shareholders in the following cases:

1.	Where new shares are issued by a general public offering capital increase by resolution of the board of directors pursuant to Article 165-6 of the Capital Markets and Financial Investment Business Act;

2.	In the case of preferential allocation of new shares to employee stock ownership members pursuant to Article 165-7 of the Capital Markets and Financial Investment Business Act;

3.	Where new shares are issued due to the exercise of stock options pursuant to Article 542-3 of the Commercial Act;

4.	Where new shares are issued in accordance with the issuance of a stock deposit certificate (DR) pursuant to Article 165-16 of the Capital Markets and Financial Investment Business Act;

5.	Where a company issues new shares to attract investment from Koreans or foreigners under the Foreign Investment Promotion Act due to management needs such as financial structure improvement, etc.

③	If a shareholder waives or loses the right to take over new shares or a single share occurs in the allocation of new shares, the method of handling it shall be determined by a resolution of the board of directors.

제12조 [Transfer of the name]

①	When requesting a transfer of title for the company's stock, the company must sign or seal the bill determined by the company and submit it with stock certificates attached thereto.

②	Where stocks are acquired due to reasons other than transfer, a document proving the reason and stock certificates shall be submitted in addition to the claim under paragraph (1) at the request of the company.

제13조 [Registration of Pledge and Indication of Trust Property]

In requesting the registration of a pledge or the presentation of trust property in respect of the company's shares, the parties shall sign or sign the bill determined by the company and submit it with the stock certificate attached thereto. The same applies to requesting the cancellation of the registration or indication.

제14조 [Reissuance of sovereignty]

①	Before electronically registering stocks, etc., when requesting the reissuance of stock certificates due to reasons such as division, merger, or loss of stock certificates, the company shall sign or seal the bill and submit the stock certificates attached thereto.

②	When requesting a reissue due to the loss of stock certificates, the company shall sign or seal the invoice determined by the company and submit it with an authentic or certified copy of the judgment of the expulsion.

제15조 [Fee]

A person who makes a claim prescribed in Articles 11 to 13 of the articles of association shall pay a fee determined by the company.

제16조 [Closure of shareholder's list]

①	The Company shall suspend the change of the entry of the shareholders' register from the following day on ecember 31 to the closing date of the regular shareholders' meeting every year.

②	In addition to the case of paragraph (1), if necessary to determine who will exercise his or her rights as a shareholder or pledgee, the change of the list of shareholders may be suspended or the base date may be determined by a esolution of the board of directors. In such cases, it shall be publicly announced two weeks before the period or the base date.

제17조 [Report of Shareholder's Address, etc.]

The company's shareholders and registered real authority, or their legal representatives or representatives, shall report their name, address and seal to the company in the form prescribed by the company. The same applies when there is a change in the report.

제 3 장 Debenture

제18조 [Issuance of convertible bonds]

①	In the following cases, the company may issue convertible bonds to persons other than shareholders by an extraordinary general shareholders' meeting or a resolution of the board of directors :

1.	In the case of issuing convertible bonds by means of a general public offering;

2.	In the case of issuing convertible bonds for foreign investment under the Foreign Investment Promotion Act due to management needs;

②	In the case of convertible bonds under paragraph (1), the board of directors may issue them on the condition that the right to convert is granted only to a part of them.

③	Stocks issued due to conversion shall be common stocks, and the conversion value shall be determined by the resolution of the board of directors when issuing bonds at the face value or higher than the face value of the stocks.

④	The period in which a request for conversion can be made shall be from the date exceeding three months after the date of issuance of the relevant bond to the immediately preceding the date of repayment. However, within the above period, the period for requesting conversion may be adjusted by resolution of the board of directors.

⑤	Article 10 of the Articles of Incorporation shall apply mutatis mutandis to the dividend of profits on stocks issued through conversion and the payment of interest on convertible bonds.

제19조 [Issuance of bonds with underwriting rights]

①	In the following cases, the company may issue bonds with underwriting rights to persons other than shareholders by an extraordinary general shareholders' meeting or a resolution of the board of directors:

1.	In the case of issuing bonds with underwriting rights by means of a general public offering;

2.	In the case of issuing bonds with underwriting rights for foreign investment under the Foreign Investment Promotion Act due to management needs;

②	The amount that can be claimed for new stock acquisition rights is determined by the board of directors within the scope not exceeding the total face value of the bond.

③	Stocks issued by the exercise of new stock underwriting rights shall be ordinary stocks, and the issuance price shall be determined by the board of directors at the time of issuance of bonds with a par value or more.

④	The period in which the right to underwrite new shares can be exercised shall be from the date three months after the date of issuance of the relevant bond to the immediately preceding the date of repayment. However, within the above period, the exercise period of the preemptive right can be adjusted by the resolution of the board of directors.

⑤	With regard to the distribution of profits to stocks issued due to the exercise of the new stock right, the ratio of 10 won to 100 won of delayed stock shall apply mutatis mutandis.

제20조 [Criteria for Issuance of Bonds]

The provisions of Articles 12 and 17 of the articles of association shall apply mutatis mutandis to the case of bond issuance.

제 4 장 General shareholders' meeting

제21조 [Calling time and venue]

①	The company's regular shareholders' meeting shall be convened within three months from the day following the end of the business year, and the extraordinary shareholders' meeting shall be convened occasionally, if necessary.

②	The convocation place shall be the location of the head office, its adjacent area, or the Seoul branch office (which intends to facilitate the attendance of most shareholders living in the metropolitan area).

제22조 [Notification of call and written resolution and announcement]

①	When convening a general shareholders' meeting, a written notice of the time, place, and purpose of the meeting shall be sent to shareholders two weeks before the general meeting date. However, if the total capital is less than KRW 1 billion, a notice may be sent to each shareholder in writing 10 days before the date of the general shareholders' meeting if the general shareholders' meeting is called.

②	Notification may be sent by electronic document with the consent of each shareholder.

③	A company with a total capital of less than 1 billion won in Article 363 (4) of the Commercial Act may hold a general shareholders' meeting without convocation procedures with the consent of all shareholders, and may replace the resolution of the general shareholders' meeting by a written resolution. When all shareholders agree in writing on the purpose of the resolution, it shall be deemed that there is a written resolution.

④	The notice of convocation to shareholders may be substituted for the notice of convocation in writing by announcing the purpose of the meeting in the newspaper two weeks in advance, and the notice of convocation of the general shareholders' meeting shall be substituted by electronic announcement on the Internet.

제23조 [Speaker]

The senior executive director or representative director who has the right to represent becomes the chairman of the general shareholders' meeting. However, if the CEO is unable to act as a derelict or chairperson, he/she shall become the chairperson in the order of the oldest among the shareholders or directors who hold the largest stock.

제24조 [Determined]

Shareholders shall have one voting right per share, and resolutions at the general shareholders' meeting shall be made by a majority of the voting rights of the shareholders present and more than a quarter of the total number of issued stocks, except as otherwise provided in laws or articles of association.

제25조 [A proxy exercise of voting rights]

Shareholders may have their agents exercise their voting rights. In order for an agent to exercise his/her voting rights, he/she shall submit a document proving his/her authority to the Speaker before voting.

제26조 [Minutes of the general meeting]

The minutes of the general shareholders' meeting shall include the guidelines for the progress of the doctor and the results thereof, and the chairperson and the director present shall sign or seal and keep them at the headquarters and branches.

제 5 장 The board of directors and executives

제27조 [The Number of Directors and Auditors]

Until the total capital stock is less than KRW 1 billion, the number of directors of the company shall be at least one, and the number of auditors of the company may or may not be appointed.

제28조 [Appointment of a director]

The directors of the company shall be appointed as non-executive directors of the outside 〮 of the company pursuant to the resolution method of Article 24 of the articles of association, and where there are two directors, they have the right to represent each other or jointly, and one executive director may be determined by a resolution at the general shareholders' meeting.

제29조 [Appointment of an auditor]

The auditor of this company shall be appointed by the resolution method under Article 24 of the Articles of Incorporation. However, it may not be appointed pursuant to Article 409 (4) of the Commercial Act. In the case of the appointment of an auditor, shareholders who have more than 3/100 of the total number of issued stocks excluding stocks without voting rights shall not exercise voting rights for the excess stocks.

제30조 [The term of office of the director]

The term of office of a non-executive director of an internal affairs 〮, a foreign affairs 〮, shall be three years after his/her inauguration.

제31조 [The auditor's term of office]

Where an auditor is appointed pursuant to Article 29 of the Articles of Incorporation, the auditor's term of office shall be until the end of the regular shareholders' meeting regarding the final settlement period within three years after taking office.

제32조 [Calling the board of directors]

The board of directors shall, when there is a representative director or a director separately determined by the board of directors, notify each director and auditor one week before the date of the meeting. However, the convocation procedure may be omitted with the consent of all directors and auditors.

제33조 [Resolution of the board of directors]

If there are two directors, there is no resolution of the board of directors, only the decision of the representative of the executive director, and if there are three or more directors, the resolution of the board of directors shall be made by the attendance of a majority of the directors and a majority of the directors present.

제34조 [Minutes of the board of directors]

The minutes of the board of directors shall include the guidelines for the progress of the doctor and the results thereof, and the directors and auditors present shall affix or sign their names and seals.

제35조 [CEO]

①	The company shall have one representative and, if necessary, a vice president, executive director, and managing director.

②	In accordance with Article 383 of the Commercial Act, if there are two directors, all of them become internal directors, they become representatives with the authority of representation.

③	If a representative director is determined among the heads of directors under paragraph (2) above, he/she shall be appointed by a resolution at the general shareholders' meeting.

④	If there are three or more heads of directors, they shall be appointed by resolution of the board of directors from among the inside directors. However, pursuant to Article 389 (1) of the Commercial Act, it may be determined to select it at the general shareholders' meeting by the articles of association.

⑤	The representative director and the executive director with the right to represent the company represent the company.

제36조 [Execution of duties]

①	The representative shall be in charge of the affairs of the company, and the executive director or managing director shall assist the representative to divide the affairs.

②	When the representative director and the executive director with the authority of representation are absent, he/she shall act on behalf of the representative in the order of seniors among the directors.

제37조 [Duties of the auditor]

The auditor audits the company's business and accounting.

제38조 [Payment and severance pay]

①	The remuneration of executives, public expenses, and foreign affairs expenses shall be applied after the registration of establishment.

②	The following regulations, such as bonuses, consolations, and severance pay for retired executives, shall take effect after one year has passed since its establishment.

*Regulations

Paragraph 1 [Purpose] The purpose of this regulation is to set matters concerning the payment of severance pay for company executives.

Paragraph 2 [Definition of Officers] In this regulation, executives refer to directors and auditors who are full-time employees.

Paragraph 3 [Calculation of Retirement Allowance] The calculation of retirement allowances for executives shall be the average wage (basic wage + bonus) x the number of years of reappointment).

Paragraph 4 [Calculation of the number of years in office]

①	The term of office shall be from the date of appointment to the date of completion of actual service.

②	The period less than one year is calculated as a month, and the period less than one month is calculated as one month.

③	Even if the term of office is less than one year, the monthly installment is calculated.

Paragraph 5 [Calculation for consecutive executives] When an executive has reappointed each position, the amount multiplied by the term of office of the relevant position shall be paid based on the average wage (basic salary + bonus) at the time of retirement.

Paragraph 6 [Special Consolation Money ] When an executive retires, the company may pay the following special consolation money separately from the severance pay with the resolution of the board of directors:

Position	Number of years in office	Payment criteria
Chairman, CEO	One year.	3 months.
Vice President, Executive Director	One year.	2 months.
Managing director	One year.	One month.
Full-time auditor	One year.	Commensurate position

Paragraph 7 [Pay for Retirement Month] The salary for the current month of retirement shall be paid in full regardless of the number of working days.

Paragraph 8 [Payment of public and foreign expenses] The company shall pay public and foreign expenses to incumbent executives.

제 6 장 Calculation

제39조 [Business year]

The business year of the company shall be from January 1st to December 31st of the same year every year.

제40조 [Preparation of financial statements and business reports]

①	The representative of the company shall prepare the following documents, annexed detailed statements, and business reports six weeks before the regular general meeting date and submit them to the regular general meeting with approval from the board of directors and an audit.

1.	Statement of financial position

2.	Income statement

3.	Statement of disposition of profit or loss processing statement

②	Documents referred to in paragraph (1) shall be kept at the headquarters and branches of the company one week before the regular general meeting, along with the business report and audit report, and when approval is obtained by the general meeting, the balance sheet shall be publicly announced without delay.

제41조 [Disposition of profits]

The balance after deducting the total expenditure from the total income for each period is used as profit, and it is disposed of as follows.

1.	At least one-tenth of the amount of dividends from reserves of profit by money

2.	A little bit of extra money.

3.	Shareholder's dividend is a bit...

4.	Executive bonus...

5.	The reviews are a little...

제42조 [Dividing profits]

①	Dividends of profits can be made in money and stocks.

②	The dividends under the preceding paragraph shall be paid to existing shareholders or registered pledgees in the shareholders' register as of the end of each settlement period.

③	In the case of dividends of profits as stocks, when the company issues several types of stocks, it may be used as other types of stocks by resolution of the general shareholders' meeting.

④	Interim dividends may be interim dividends to shareholders in cash by setting a certain date by resolution of the general shareholders' meeting and the board of directors only once in the business year.

제43조 [Expiration of the right to claim dividend payment]

①	When dividends are not received even after five years have elapsed from the date the dividend is confirmed, the company shall be exempted from the obligation to pay.

②	The dividend due to the completion of the prescription under the preceding paragraph shall belong to the company.

③	Interest is not paid on dividends.

Supplementary Provisions

제44조 [First operating year]

our company shall be from the date of establishment of the company to December 31 of the same year.

제45조 [promoter]

The name, resident registration number and address of the promoter and the number of shares he or she acquired at the time of establishment are as stated at the end of these Articles of Incorporation.

Supplementary Provisions

Article 1 [Enforcement Date] These Articles of Incorporation were amended by a special resolution of the extraordinary general meeting of shareholders on June 21, 2022, and will be effective from July 23, 2022, when the shareholder submission period expires.

Supplementary Provisions

Article 1 [Enforcement Date] These Articles of Incorporation were amended by a special resolution of the extraordinary general meeting of shareholders on August 8, 2022 and shall take effect from the same date.

2022. 08. 09.

KMMI Co., Ltd.
CEO Andy Chun	(Corporate seal)